U.S. SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 Form 8-K Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 Date of Report: October 8, 2009

Commission File No. 333-127388

Zoro Mining Corp. (Exact name of registrant as specified in its charter)

Nevada	N/A
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3040 North Campbell Ave. #110 Tucson, Arizona 85719 [Missing Graphic Reference] (Address of principal executive offices)

(520) 299-0390 [Missing Graphic Reference] (Issuer’s telephone number)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
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SECTION 1. REGISTRANT’S BUSINESS AND OPERATIONS

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On October 8, 2009 with an effective date of September 23, 2009, the Board of Directors of Zoro Mining Corp., a corporation organized under the laws of the State of Nevada (the “Company”), authorized the execution of a mineral assets option agreement (the “Option Agreement”) among each of Gareste Limitada, Twaine Assets SA, Agosto Corporation Limited, Yu Cui, Zhao Heng, Ye Bin, Sun Suzhuan and Chen Zou (collectively, the “Parties”). In accordance with the terms and provisions of the Option Agreement, the Company anticipates acquisition of a 100% legal and beneficial interest in and to approximately twelve property mineral exploration concessions covering nearly 2900 hectares in a dry lake bed with inflow waters and subsurface brines known as the Piedra Parada and Fritis precious metals projects located in Chile’s Atacama Region III (the “Option”).

The Option Agreement is subject to due diligence, but if finalized, terms and provisions of the Option Agreement would require the Company to: (i) issue an aggregate of 19,400,000 restricted shares of its common stock proportionately to certain of the Parties; (ii) pay or cause to be paid all underlying option, regulatory and governmental payments and assessment work required to keep the mineral property interests in good standing during the option period; and (iii) grant to Gareste Limitada a 2% net smelter royalty on the proceeds of any production from each of the Piedra Parada and Fritis properties capped at $6,000,000, one-half of which at each property can be repurchased by the Company at any time before the commencement of commercial production at that property for the sum of $2,000,000. The Company shall be deemed to have exercised the Option and the undivided 100% interest in and to the mineral property interests will be conveyed five business days following the due and complete exercise of the Option by the Company.

If the Company completes the Option Agreement, that technical reports under the Canadian National Instrument 43-101 will be prepared for both Peidra Parada and Fritis by John Hiner, R.P.G., a qualified person under Canadian securities laws who has recently visited both sites.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01                      Financial Statements and Exhibits

(a) Financial Statements of Business Acquired.

Not applicable.

(b) Pro forma Financial Information.

Not applicable.

(c) Shell Company Transaction.

Not applicable.

(d) Exhibits.

10.1 Mineral Assets Option Agreement dated October 8, 2009 among each of Gareste Limitada, Twaine Assets SA, Agosto Corporation Limited, Yu Cui, Zhao Heng, Ye Bin, Sun Suzhuan, Chen Zou and Zoro Mining Corp.

SIGNATURES

In accordance with the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

                                                       Zoro Mining Corp.

Date:  October 16, 2009                   By:/s/ Andrew Brodkey
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Andrew Brodkey
President/Chief Executive Officer